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                                                                  EXHIBIT (d)(1)

                                  BERTUCCI'S, INC.
                                14 AUDUBON ROAD
                              WAKEFIELD, MA 01880

                                                                          , 1998

DEAR FELLOW STOCKHOLDERS:

    You are invited to attend a Special Meeting of Stockholders of Bertucci's, Inc. ("Bertucci's") to vote on the proposed merger (the "Merger") of Bertucci's with Ten Ideas Acquisition Corp., a corporation that has been organized by Joseph Crugnale, Bertucci's founder, President and Chief Executive Officer. Details of the Merger are discussed in the enclosed Bertucci's, Inc. Proxy Statement (the "Proxy Statement"), the forepart of which includes a summary of the terms of the Merger and certain other information relating to the proposed transaction.

    At the special meeting, Bertucci's stockholders will be asked to approve and adopt the Agreement and Plan of Merger, dated as of February 13, 1998 (the "Merger Agreement") and the transactions contemplated thereby, including the Merger. A copy of the Merger Agreement is attached as ANNEX I to the enclosed Proxy Statement.

    At its meeting on February 12, 1998, Bertucci's Board of Directors, by unanimous vote of all of the directors, determined, among other things, that the transactions contemplated by the Merger Agreement, including the Merger, taken together, are fair and in the best interests of Bertucci's and its stockholders; and the Board recommends that holders of Bertucci's Common Stock vote FOR the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger. In reaching its decision, the Board of Directors considered, among other things, the oral opinion of NationsBanc Montgomery Securities LLC delivered to the Special Committee of the Board of Directors of Bertucci's, subsequently confirmed in writing as of the same date, to the effect that the cash consideration to be received in the Merger by holders of Bertucci's Common Stock is fair to the holders of Bertucci's Common Stock from a financial point of view.

    Holders of Bertucci's Common Stock will be entitled to appraisal rights under applicable Massachusetts law in connection with the Merger as described in the accompanying Proxy Statement.

    The special meeting will be held at Bertucci's corporate headquarters, 14
Audubon Road, Wakefield, Massachusetts 01880, on            , 1998, beginning at
9:00 a.m., Eastern Time.

    IT IS VERY IMPORTANT TO US THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING, WHETHER OR NOT YOU PLAN TO ATTEND PERSONALLY. THEREFORE, YOU SHOULD COMPLETE AND SIGN THE ENCLOSED WHITE PROXY CARD AND RETURN IT AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THIS WILL ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING.

                                          VERY TRULY YOURS,

                                          /s/ E. Bulkeley Griswold
                                          E. BULKELEY GRISWOLD
                                          FOR THE SPECIAL COMMITTEE OF
                                          THE BOARD OF DIRECTORS